Exhibit 99.1

Marizyme, Inc. Secures FDA 510(k) Clearance for Controlled Room Temperature storage DuraGraft®

Jupiter, FL, May 6, 2024 — Marizyme, Inc. (OTCQB: MRZM) is pleased to announce that its flagship product DuraGraft will no longer require refrigerated storage and will be able to be stored at controlled room temperatures of 20oC-25oC allowing it to be stocked directly on shelves in the Operating Room instead of the hospital pharmacy.

The change to the labeled storage temperature for US marketed product, cleared by the FDA through a 510(k) premarket notification pathway, presents significant advantages; the primary being that DuraGraft no longer requires storage in hospital pharmacy refrigerators. Pharmacy products are not readily available to the surgeon and must be ordered prior to surgery, presenting not only an inconvenience to the surgeon but also an additional step that may cause delays in initiating time-critical surgical procedures. For these reasons, a surgeon may not always opt to use DuraGraft. By making DuraGraft readily available in the operating suite, it can more easily and quickly be integrated into surgical procedures thereby driving adoption and increasing utilization.

Controlled room temperature storage of product also provides substantial logistics and cost saving advantages related to product warehousing and distribution as the product no longer requires cold warehouse storage and shipping, providing significant cost savings that are passed off to distributors and end users. Additionally, product can now be sold directly though hospital procurement channels as opposed to the more challenging hospital pharmacy pathway.

“We believe this FDA 510(k) clearance provides substantial advantages to the surgeon, patient and supply chain of the product and supports our commitment to improving patient outcomes in cardiac surgery,” said David Barthel, CEO of Marizyme, Inc.

About DuraGraft

DuraGraft is the first and only FDA authorized product intended for flushing and storage of the saphenous vein grafts from harvesting through grafting for up to 4 hours in adult patients undergoing Coronary Artery Bypass Grafting (CABG), surgeries. The labelled mechanism of action is the reduction of oxidative damage to maintain the structural and functional integrity of vascular conduits.CABG is the most common type of open-heart surgery in the United States with more than 500,000 surgeries performed each year.

About Marizyme

Marizyme, Inc. is a medical technology company changing the landscape of cardiac and surgical care by delivering innovative solutions for coronary artery bypass graft (CABG) surgery and other surgical procedures. Marizyme’s first in-class product, DuraGraft, was granted a De Novo on October 4, 2023, from the U.S. Food and Drug Administration (FDA). With its CE Mark, DuraGraft continues to drive sales growth internationally in Europe and Asia and will now target the U.S. market to further drive utilization and sales.

For more information about Marizyme, please visit www.marizyme.com.

Forward-Looking Statements

This news release contains forward-looking statements by Marizyme (the “Company”) that involve risks and uncertainties and reflect the Companies’ judgment as of the date of this release. These statements include those related to the Companies’ prospects and strategy for development of the Companies’ medical devices amongst others. Actual events or results may differ materially from the Companies’ expectations. The Companies’ stock prices could be harmed if any of the events or trends contemplated by the forward-looking statements fail to occur or is delayed or if any actual future event otherwise differs from expectations. Potential risks include, not are not limited to, the failure of Marizyme to fully commercialize its products, failure to properly price or market the products in the United States, the need for additional funding to complete studies, manufacturing and other important tasks to sell the products, safety concerns with the use of the product, regulatory delays, and other similar risks. Additional information concerning these and other risk factors affecting each of the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Companies disclaim any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Harrison Ross, Marizyme, Inc.

561-433-6626

Hross@marizyme.com